                              (PRELIMINARY COPIES)

                                 WESBANCO, INC.
                         WHEELING, WEST VIRGINIA 26003

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                 APRIL 20, 1994
                      ------------------------------------

To the Stockholders
of Wesbanco, Inc.:

  Notice is hereby given that the Annual Meeting of the Stockholders of Wesbanco, Inc. will be held at Wilson Lodge, Oglebay Park, Wheeling, West Virginia, 26003, on Wednesday, April 20, 1994, at 4:00 p.m.

  The purposes of the meeting are as follows:

       (1) To elect eleven (11) persons to the Board of Directors, nine (9) to serve for a term of three (3) years, and two (2) to serve for a term of two
     (2) years.

       (2) To consider and act upon a proposed amendment to the Bylaws of the Corporation, as set forth in the Proxy Statement, for the purpose of increasing the authorized number of members to serve on the Board of Directors to thirty-five (35).

       (3) To consider and act upon such other matters as properly may come before the meeting or any adjournment thereof.

  The holders of the common stock of the Corporation as of the close of business on March 11, 1994, are entitled to vote at the meeting.

  You are requested to sign and date the enclosed form of Proxy and return it in the enclosed envelope at your earliest convenience. As indicated in the accompanying Proxy Statement, proxies may be revoked at any time prior to the voting thereof.

  By order of the Board of Directors.

                                                                SHIRLEY A. BUCAN
                                                                SECRETARY

WHEELING, WEST VIRGINIA
MARCH   , 1994

                                PROXY STATEMENT
                                       OF
                                 WESBANCO, INC.
                                   BANK PLAZA
                         WHEELING, WEST VIRGINIA 26003

                         ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 20, 1994
                            ------------------------

  This statement is furnished to the stockholders of Wesbanco, Inc. in connection with the solicitation of proxies to be used in voting at the annual meeting of the stockholders of the Corporation, which will be held at Wilson Lodge, Oglebay Park, Wheeling, West Virginia, 26003, at 4:00 p.m. on Wednesday, April 20, 1994. This statement is being mailed to the stockholders on or about
March   , 1994.

  Wesbanco, Inc. is the parent company and the holder of all of the outstanding shares of the capital stock of Wesbanco Bank Wheeling, Wheeling, West Virginia, Wesbanco Bank Wellsburg, Wellsburg, West Virginia, Wesbanco Bank Elizabeth, Elizabeth, West Virginia, Wesbanco Bank South Hills, Charleston, West Virginia, Wesbanco Bank Sissonville, Sissonville, West Virginia, Wesbanco Bank Elm Grove, Wheeling, West Virginia, Wesbanco Bank Parkersburg, Parkersburg, West Virginia, Wesbanco Bank Barnesville, Barnesville, Ohio, Wesbanco Bank Kingwood, Kingwood, West Virginia, First National Bank in Fairmont, Fairmont, West Virginia, Bridgeport Bank, Bridgeport, West Virginia, FirstBank Shinnston, Shinnston, West Virginia, and Central National Bank, Morgantown, West Virginia.

  James C. Gardill is the Chairman of the Board of Wesbanco, Inc. and Robert H. Martin serves as Vice Chairman of the Board; Executive Officers of Wesbanco, Inc. include Edward M. George, President and Chief Executive Officer; Paul M. Limbert, Executive Vice President and Chief Financial Officer; Dennis P. Yaeger, Executive Vice President and Chief Operating Officer; Patrick L. Schulte, Executive Vice President-Central Region; John W. Moore, Jr., Senior Vice President-Human Resources; Jerome B. Schmitt, Senior Vice President-Investments; Edward G. Sloane, Vice President-Data Processing; Larry L. Dawson, Vice President; Jerry A. Halverson, Vice President; and Albert A. Pietz, Jr., Vice President and Compliance Officer.

                                    PROXIES

  The proxies are solicited by the Board of Directors of the Corporation, and the cost thereof is being borne by the Corporation. Proxies may be revoked, by the stockholders who execute them, at any time prior to the exercise thereof, by written notice to the Corporation, or by announcement at the stockholders meeting. Unless so revoked, the shares represented by all proxies will be voted, by the persons named in the proxies, at the stockholders meeting and all adjournments thereof, in accordance with the specifications set forth therein, or, absent such specifications, in accordance with the judgment of the holders of such proxies.

                      STOCK OUTSTANDING AND VOTING RIGHTS

  The authorized capital stock of the Corporation consists of 25,000,000 shares of common stock of the par value of $2.0833 per share, and 1,000,000 shares of preferred stock without par value. Of the 25,000,000 shares of authorized common stock, 8,672,614 shares presently are issued and outstanding. There are also 10,000 shares of preferred stock issued and outstanding.

  The 10,000 shares of preferred stock were issued effective February 28, 1994, in conjunction with the acquisition of First Fidelity Bancorp, Inc. in exchange for all of the outstanding First Fidelity Preferred Stock. The Wesbanco Preferred Stock was designated as Series A 8% Cumulative Preferred Stock with a par value of $1.25 per share (hereinafter called "Wesbanco Preferred Stock").

  An annual fixed dividend of $15.20 per share, payable in quarterly increments, is required to be paid with respect to the Wesbanco Preferred Stock. The dividend commitment is cumulative. The preferred stock may be redeemed by Wesbanco within the period from November 1, 1995, through November 30, 1995, and holders of the Wesbanco Preferred Stock are to be given at least thirty (30) days notice of the redemption date. Wesbanco may elect to convert the shares into the right to receive $190.00 in cash per share. If Wesbanco has not selected a redemption date and the holders of the shares have not otherwise caused the redemption of their shares, then on November 30, 1995, all outstanding shares will be converted into Wesbanco Common Stock.

  Each holder of Wesbanco Preferred Stock has the right to convert his shares into shares of Wesbanco Common Stock. The conversion right may be exercised any time between the sending of a redemption notice and the close of business on the redemption date, and if Wesbanco has not sent a redemption notice, the conversion right may be exercised at any time during the redemption period. The number of shares of Wesbanco Common Stock into which a share of Wesbanco Preferred Stock may be converted has been fixed as of February 28, 1994, by dividing $190.00 by the "book value" of the former First Fidelity Common Stock as defined in the Certificate of Designation of the First Fidelity Preferred
Stock. The exchange ratio is        shares of common stock for each share of
preferred stock, or a total of        shares for all 10,000 shares of the
preferred stock outstanding.

  In the event of a dissolution of Wesbanco, the liquidation of its assets, or the winding up of its affairs, the holders of Wesbanco Preferred Stock will be entitled to receive out of the assets of Wesbanco available for distributions to its shareholders, before any payment or distribution is made on the Wesbanco Common Stock or any other shares ranking junior to the Wesbanco Preferred Stock as to liquidation, $190.00 per share, plus a sum equal to all dividends (whether or not earned or declared) on such shares cumulated and unpaid thereon to the date of final distribution.

  If there is any merger of Wesbanco, the holders of the Wesbanco Preferred Stock will not have voting rights if the merger does not change the terms of such preferred stock, except as otherwise required by law. The successor corporation, however, must agree that, upon conversion of the Wesbanco Preferred Stock, the holders will receive the same consideration that they would have received had they converted their shares immediately prior to the merger. The successor corporation in the merger must give notice of any such agreement to the holders of the Wesbanco Preferred Stock.

  The remaining authorized but unissued shares of preferred stock of Wesbanco may be issued in one or more classes or series with such preferences and voting rights as the Board of Directors may fix in the resolution providing for the issuance of such shares. The issuance of shares of preferred stock could affect the relative rights of Wesbanco Common Stock. Depending upon the exact terms, limitations and relative rights and preferences, if any, of the shares of preferred stock as determined by the Board of Directors of Wesbanco at the time of issuance, the holders of preferred stock may be entitled to a higher dividend rate than that paid on the common stock, a prior claim on funds available for the payment of dividends, a fixed preferential payment in the event of liquidation and dissolution of the company, redemption rights, rights to convert their preferred stock into shares of Wesbanco Common Stock, and voting rights which would tend to dilute the voting control of the corporation by the holders of Wesbanco Common Stock.

  Stockholders of record as of the close of business on March 11, 1994, will be entitled to vote at the stockholders meeting. Each stockholder will be entitled to one vote for each share of common stock held, as shown by the records of the Corporation, at that time. Cumulative voting, in the election of Directors, is permitted by State statute, and the exercise of that right is not subject to any condition precedent. Each stockholder is entitled to as many votes as shall equal the number of his shares of common stock multiplied by the number of Directors to be elected within each class, and he may cast all of such votes for a single Director or he may distribute them among the number to be voted for as he may see fit.

  To the best of management's knowledge, the Trust Department of Wesbanco Bank Wheeling, Bank Plaza, Wheeling, West Virginia, 26003, is the only holder or beneficial owner of more than 5% of the common stock of the Corporation. As of February 11, 1994, 809,489 shares of the common stock of the

Corporation, representing 9.3% of the shares outstanding, were held in various capacities in the Trust Department. Of these shares, the Bank does not have voting control of 463,568 shares, representing 5.3% of the shares outstanding, has partial voting control of 12,742 shares, representing .14% of the shares outstanding, and sole voting control of 333,179 shares, representing 3.8% of the shares outstanding. In accordance with its general practice, shares of the common stock of the Corporation over which the Bank has sole voting control will be voted in accordance with the recommendations of management. Shares over which the Bank has partial voting control will be similarly voted if the Bank has the concurrence of the co-fiduciary or co-fiduciaries.

  The following table lists each stockholder known to Wesbanco to be the beneficial owner of more than 5% of Wesbanco's common stock as of February 11, 1994, as more fully described above:

                               PRINCIPAL HOLDERS

                      NAME &
                    ADDRESS OF          AMOUNT AND NATURE
 TITLE OF           BENEFICIAL            OF BENEFICIAL           PERCENT
  CLASS               OWNER                 OWNERSHIP             OF CLASS
- ----------    ----------------------    -----------------     ----------------
Common        Wesbanco Bank
              Wheeling Trust Dept.
              Bank Plaza
              Wheeling, WV 26003             809,489*               9.3%

*Nature of beneficial ownership more fully described in text immediately preceding table.

                             ELECTION OF DIRECTORS

  The Board of Directors of the Corporation is divided into three classes, as nearly equal in number as the numerical membership of the Board will permit, the members of such classes to serve staggered terms of three years each. In accordance with the Bylaws, the Board of Directors has determined that the Board shall consist of twenty-seven (27) members, and has fixed the number of Directors to be elected at the forthcoming meeting at eleven (11), nine (9) to be elected for a term of three years expiring at the annual stockholders meeting in 1997, and two (2) to be elected for a term of two years expiring at the annual stockholders meeting in 1996.

  Accordingly, the following persons have been nominated for election to the
Board:

                                    NOMINEES

A. FOR THE THREE YEAR TERM EXPIRING AT THE ANNUAL STOCKHOLDERS MEETING IN 1997:

         NAME               AGE             PRINCIPAL OCCUPATION(1)           DIRECTOR SINCE
- -----------------------   -------   ---------------------------------------   ---------------
Frank K. Abruzzino          50      President & Chief Executive Officer,           2/28/94
                                    FirstBank Shinnston; formerly President
                                    of FirstBank Shinnston; owner of
                                    private law practice until 1990
Earl C. Atkins              65      President, City Neon, Inc., a                  2/28/94
                                    commercial sign company; and Commercial
                                    Land Developers
Michael M. Boich            66      Mining Industry                                4/16/87(2)
Ray A. Byrd                 49      Lawyer, Partner; Schrader, Recht, Byrd,         6/9/77
                                    Byrum & Companion
James D. Entress            55      Oral & Maxillo-Facial Surgeon                 12/20/90

         NAME               AGE             PRINCIPAL OCCUPATION(1)           DIRECTOR SINCE
- -----------------------   -------   ---------------------------------------   ---------------
Edward M. George            57      President & Chief Executive Officer,           12/2/91
                                    Wesbanco, Inc.; Chairman of the Board,
                                    Wesbanco Bank Wheeling; formerly
                                    Executive Vice President-Loans,
                                    Wesbanco, Inc; formerly
                                    Vice-President-Commercial and Mortgage
                                    Lending, Wesbanco, Inc.; formerly
                                    President & CEO, Wesbanco Bank
                                    Wheeling; formerly President & COO,
                                    Wesbanco Bank Wheeling
Carter W. Strauss           47      President, Herman Strauss, Inc.                7/28/76
                                    (Recycler ferrous & non-ferrous metals)
Thomas L. Thomas            67      Physician                                     10/16/87
William E. Witschey         62      President, Witschey's Market, Inc.             1/10/85
                                    (Retail Food Market)

(1) Principal occupation during the past five years.

(2) Attended less than 75% of the meetings of the Board.

B. FOR A TWO-YEAR TERM EXPIRING AT THE ANNUAL STOCKHOLDERS MEETING IN 1996:

         NAME               AGE             PRINCIPAL OCCUPATION(1)           DIRECTOR SINCE
- -----------------------   -------   ---------------------------------------   ---------------
Robert H. Martin            60      Vice Chairman, Wesbanco; formerly              2/28/94
                                    Chairman of the Board, First Fidelity
                                    Bancorp, Inc.; President, Eastland
                                    Enterprises, Inc., a personal holding
                                    company
Patrick L. Schulte          61      Executive Vice President-Central               2/28/94
                                    Region, Wesbanco; formerly President &
                                    Chief Executive Officer, First Fidelity
                                    Bancorp, Inc.; President & Chief
                                    Executive Officer, First National Bank
                                    in Fairmont

(1) Principal occupation during the past five years.

  In the absence of instructions to the contrary, the enclosed form of proxy, if executed and returned to the Corporation, will be voted in the manner determined by the holder or holders thereof. Discretionary authority to cumulate votes in the election of Directors is solicited, and unless otherwise directed, the holder or holders of such proxies shall have the authority to cumulate votes represented thereby and to distribute the same among the nominees in such manner and numbers as such holder or holders, in his or their discretion, may determine. This authority will be exercised by the holder or holders of the proxies in the event that any person or persons, other than the nominees named above, should be nominated for election to the Board of Directors.

  All of the foregoing nominees presently are serving as members of the Board. In the event that, at any time prior to the stockholders meeting, any of the foregoing nominees should become unavailable for election to the Board of Directors, the shares of stock represented by the proxies will be voted for such other nominee or nominees as the holders of the proxies, in their judgment, may determine.

                              CONTINUING DIRECTORS

  In addition to the foregoing nominees, the following persons presently are serving as members of the Board of Directors:

                   DIRECTORS WHOSE TERM OF OFFICE WILL EXPIRE
                 AT THE ANNUAL STOCKHOLDERS MEETING IN 1996(1)

         NAME               AGE             PRINCIPAL OCCUPATION(2)           DIRECTOR SINCE
- -----------------------   -------   ---------------------------------------   ---------------
Gilbert S. Bachmann         75      Lawyer; Partner, Bachmann, Hess,               7/28/76
                                    Bachmann & Garden
H. Thomas Corrie            68      President, Atlantic Development                3/28/84
                                    Corporation, Inc. (Real estate
                                    development company, Charleston, WV)
John W. Kepner              61      Mortician; President, Kepner Funeral           7/28/76
                                    Homes
John D. Kirk                76      Retired; former owner, Kirk's Furniture        7/17/92
Walter W. Knauss, Jr.       73      Former Vice President & Secretary,              3/6/75
                                    Wesbanco, Inc. & Wesbanco Bank
                                    Wheeling, former Assistant to the
                                    President & Secretary, Chairman of the
                                    Board, Wesbanco Bank Wheeling
Melvin C. Snyder, Jr.       65      Lawyer; Partner, Snyder & Snyder               12/2/91
John A. Welty               66      Secretary-Treasurer, Welty Buick,              7/28/76
                                    Pontiac, GMC Truck, former President,
                                    Welty Buick, Inc.

(1) Two vacancies exist in this class, the Board having fixed the membership of the class at nine. These vacancies will be filled at the forthcoming stockholders meeting. See "Nominees," Subsection "B".

(2) Principal occupation during the past five years.

                   DIRECTORS WHOSE TERM OF OFFICE WILL EXPIRE
                   AT THE ANNUAL STOCKHOLDERS MEETING IN 1995

         NAME               AGE             PRINCIPAL OCCUPATION(1)           DIRECTOR SINCE
- -----------------------   -------   ---------------------------------------   ---------------
James E. Altmeyer           55      President, Altmeyer Funeral Homes, Inc.       10/16/87
Charles J. Bradfield        60      President & Chief Executive Officer,           7/17/92
                                    Wesbanco Bank Barnesville, Barnesville,
                                    Ohio
Christopher V. Criss        38      President & Chief Executive Officer,           7/17/92
                                    Atlas Towing Co.
Stephen F. Decker           42      President & Chief Executive Officer,           12/2/91
                                    Wesbanco Bank Kingwood, Kingwood, WV
James C. Gardill            47      Chairman of the Board, Wesbanco, Inc.;        11/13/80
                                    Lawyer; Partner, Phillips, Gardill,
                                    Kaiser, Boos & Altmeyer
Roland L. Hobbs             61      Former President & Chairman of the             7/28/76
                                    Board of Wesbanco, Inc., former Vice
                                    Chairman of the Board of Wesbanco Bank
                                    Wheeling, former President of Wesbanco,
                                    Inc.
Eric Nelson                 64      President, Nelson Enterprises                  4/16/87
                                    (Investments)

         NAME               AGE             PRINCIPAL OCCUPATION(1)           DIRECTOR SINCE
- -----------------------   -------   ---------------------------------------   ---------------
John J. Paull               71      Chairman & Treasurer, Eagle                    1/19/89
                                    Manufacturing Co.
James L. Wareham            54      Chairman of the Board, President &            12/20/90(2)
                                    Chief Executive Officer,
                                    Wheeling-Pittsburgh Steel Corp.; former
                                    President and Chief Executive Officer,
                                    Bliss-Salem, Inc.

(1) Principal occupation during the past five years.

(2) Mr. Wareham also serves as a Director of Wheeling-Pittsburgh Steel Corp.

          OWNERSHIP OF SECURITIES BY DIRECTORS, NOMINEES AND OFFICERS

  The following table sets forth the number of shares of the Corporation's common stock beneficially owned by the nominees, continuing directors and officers of the Corporation as a group as of February 11, 1994. There is no other class of voting securities issued and outstanding.

        NAME OF              SOLE VOTING AND        SHARED VOTING AND/OR
   BENEFICIAL OWNER       INVESTMENT AUTHORITY      INVESTMENT AUTHORITY      PERCENT
- -----------------------   ---------------------     --------------------     ---------
Frank K. Abruzzino                27,817                    91,698(1)           1.37
James E. Altmeyer                  5,040                  --                    *
Earl C. Atkins                    16,501                     5,652(2)           *
Gilbert S. Bachmann               15,400                  --                    *
Michael M. Boich                 148,352(3)               --                    1.71
Charles J. Bradfield              37,752(4)               --                    *
Ray A. Byrd                        3,312                  --                    *
H. Thomas Corrie                  17,278                    22,584(5)           *
Christopher V. Criss               1,013                   275,188(6)           3.18
Stephen F. Decker                  6,024                  --                    *
James D. Entress                  32,216(7)               --                    *
James C. Gardill                  25,058(8)               --                    *
Edward M. George                   5,558(9)               --                    *
Roland L. Hobbs                   16,000                     1,358(10)          *
John W. Kepner                     3,376(11)              --                    *
John D. Kirk                      22,392(12)              --                    *
Walter W. Knauss, Jr.             25,000(13)              --                    *
Robert H. Martin                  51,115(14)              --                    *
Eric Nelson                       27,773(15)              --                    *
John J. Paull                      8,882                    15,014(16)          *
Patrick L. Schulte                13,873(17)              --                    *
Melvin C. Snyder, Jr.              5,632(18)              --                    *
Carter W. Strauss                 14,510(19)              --                    *
Thomas L. Thomas                  14,664(20)               226,012(21)          2.78
James L. Wareham                     345                  --                    *
John A. Welty                      3,300(22)              --                    *
William E. Witschey                4,681                    28,480(23)          *
All Directors and
  Officers as a group
  (40 persons)                   585,938                   665,986             14.44

* Beneficial ownership does not exceed one percent.

(1) Mr. Abruzzino is Trustee of a Trust which owns 91,698 shares. Mr. Abruzzino's wife, Elizabeth Abruzzino, is the owner of an additional 404 shares. In addition, Mr. Abruzzino's children are the owners of 13,062 shares held in Trust.

(2)  Mr. Atkins' grandchildren are the owners of 5,652 shares held in Trust.

(3) Mr. Boich's wife, Doris G. Boich, is the owner of an additional 5,000 shares.

(4) Mr. Bradfield's wife, Gretchen H. Bradfield, is the owner of an additional 3,850 shares.

(5) Atlantic Development Corporation, in which Mr. Corrie has a substantial stock interest, is the owner of 22,584 additional shares.

(6) Mr. Criss is the Co-Trustee of the A. V. Criss, Sr. Trusts, which hold 275,188 shares.

(7) Dr. Entress' wife, Dr. Cheryl Entress, is the owner of an additional 7,386 shares, which are held in an IRA Custodian Account at Wesbanco Bank Wheeling. Dr. James D. Entress' shares are held at Wesbanco Bank Wheeling as Custodian for James D. Entress Individual Retirement Custodian Account.

(8) Includes 660 shares held by Mr. Gardill's wife, Linda T. Gardill, and 1,564 shares held in a custodian account at Wesbanco Bank Wheeling.

(9) Mr. George's wife, Sandra F. George, is the owner of an additional 100 shares.

(10) Mr. Hobbs is Co-Trustee of 1,358 shares held in Trust. Mr. Hobbs' wife, Sarah F. Hobbs, is the owner of an additional 3,080 shares.

(11) Mr. Kepner's wife, Joan B. Kepner, is the owner of an additional 200 shares.

(12) Mr. Kirk's wife, Margaret V. Kirk, is the owner of an additional 3,048 shares.

(13) Mr. Knauss' wife, Mary E. Knauss, is the owner of an additional 13,200 shares.

(14) Includes 44,849 shares owned by Mt. Zion Incorporated, a corporation wholly owned by Mr. Martin. Mr. Martin's wife, Lucille D. Martin, is the owner of an additional 2,709 shares held in Trust.

(15) Mr. Nelson's wife, Ann P. Nelson, is the owner of an additional 3,261 shares.

(16) Eagle Manufacturing Company, of which Mr. Paull is an officer and director and in which he has a substantial stock interest, is the owner of 8,580 shares, and 6,434 shares are held in a trust at Bank One Wheeling, in which Mr. Paull has a one-half interest. There are an additional 12,000 shares held in the name of Mr. Paull's wife, Nancy S. Paull, deceased.

(17) Mr. Schulte's wife, Joan T. Schulte, is the owner of an additional 2,205 shares and 244 shares held in Trust.

(18) Mr. Snyder's wife, Ann E. Snyder, is the owner of an additional 467 shares.

(19) Includes 1,000 shares held by Automatic Recycling, Inc. of which Mr. Strauss is an officer and director and in which he has a substantial stock interest. Mr. Strauss' wife, Barbara Strauss, is the owner of an additional 2,026 shares held in a custodian account at Wesbanco Bank Wheeling. In addition, Mr. Strauss' children are the owners of an additional 805 shares held in custodial accounts at Wesbanco Bank Wheeling.

(20) Dr. Thomas' wife, Ann F. Thomas, is the owner of an additional 2,325 shares. In addition, Dr. Thomas has a substantial stock interest in two corporations, namely, Fath Corporation and J. T. Corporation, the owners of an additional 1,943 shares and 11,414 shares, respectively.

(21) Dr. Thomas is President and one of five Trustees of the James B. Chambers Memorial Association, Inc., of Wheeling, West Virginia, the owner of 223,870 shares of common stock of the Corporation. The James B. Chambers Memorial Association, Inc. is an eleemosynary corporation which is operated for the benefit and advancement of disadvantaged children of the greater

     Wheeling area. Dr. Thomas' retirement trust, of which he shares voting and investment powers with the Trustee, holds 2,142 shares.

(22) Mr. Welty's wife, Joyce W. Welty, is the income beneficiary of a Trust which owns an additional 1,980 shares.

(23) Mr. Witschey's wife, Wilda Witschey, is the owner of an additional 5,349 shares; 28,480 shares are owned by Witschey's Market, Inc., in which Mr. Witschey has a substantial stock interest.

                       SECTION 16(A) FILING REQUIREMENTS

  Section 6(a) of the Securities Exchange Act of 1934 requires the Corporation's officers, directors and persons who own more than 10% of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities & Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such Forms 5 received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that, during the calendar year 1993, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                    TRANSACTIONS WITH DIRECTORS AND OFFICERS

  It has been the practice of some of the subsidiary banks of the Corporation, on occasion, to engage in the ordinary course of business in banking transactions, which at times involved loans in excess of $60,000.00, with some of their Officers and Directors and some of the Officers and Directors of the Corporation and their associates. It is anticipated that that practice will be continued. All loans to such persons, however, have been made, and in the future will be made, in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not, and will not, involve more than normal risk of collectibility or present other unfavorable features. From time to time the firm of Phillips, Gardill, Kaiser, Boos & Altmeyer of which James C. Gardill, Chairman of the Board and a Director of the Corporation, is a partner**, the firm of Schrader, Recht, Byrd, Byrum & Companion, of which Ray A. Byrd, Director of the Corporation, is a partner, and the firm of Bachmann, Hess, Bachmann & Garden, of which Gilbert S. Bachmann, a Director of the Corporation, is a partner, have rendered legal services to the Corporation. It is contemplated that one or more of these firms will be retained to perform legal services during the current year.

                       COMPENSATION OF EXECUTIVE OFFICERS

  The officers of the Corporation presently are serving without compensation from Wesbanco, Inc. They are, however, compensated by Wesbanco, Inc. affiliate banks for services rendered as officers of those corporations.

  The following table sets forth the total compensation paid by Wesbanco, Inc. affiliate banks, during the year 1993, to the five highest paid executive officers, whose total compensation exceeded $100,000.00, together with the benefits payable to them from the Corporation's pension plan upon retirement.

- ---------------

** Fees aggregating $240,859 were paid to the law firm of Phillips, Gardill, Kaiser, Boos & Altmeyer for legal services rendered to the Corporation and its banking affiliates during the year 1993.

                              SUMMARY COMPENSATION

                                                                             LONG TERM COMPENSATION
                                                                          ------------------------------
                                              ANNUAL COMPENSATION            AWARDS           PAYOUTS
- ----------------------------------------------------------------------------------------------------------------

                                                           OTHER                                         ALL OTHER
                                                          ANNUAL      RESTRICTED     OPTIONS             COMPENSA-
                                SALARY        BONUS        COMP         STOCK         SARS       LTIP    TION
NAME AND POSITION      YEAR       ($)          ($)          (1)         AWARDS        (#)      PAYOUTS    ($) (2)
- -----------------------------------------------------------------------------------------------------------------
Edward M. George       1993     148,000       35,000           0           0           0         0          3,103
President & Chief      1992     121,800       18,000           0           0           0         0          2,868
Executive Officer      1991     116,000        7,500       4,725           0           0         0         15,041
Paul M. Limbert        1993     110,250       18,000           0           0           0         0          2,478
EVP & Chief            1992      97,650       14,000           0           0           0         0          2,302
Financial Officer      1991      93,000        6,000       3,544           0           0         0         11,440
Dennis P. Yaeger       1993     110,250       18,000           0           0           0         0          2,478
EVP & Chief            1992      97,650       14,000           0           0           0         0          2,302
Operating Officer      1991      93,000        6,000       3,544           0           0         0         11,440
Patrick L. Schulte     1993     183,735       40,000           0           0           0         0              0
EVP Central            1992     169,380       30,000           0           0           0         0              0
Region                 1991     160,197       25,000           0           0           0         0              0
Charles J.                                                                                       0         19,119
  Bradfield            1993     102,090        7,000           0           0           0
President              1992      95,000        5,000           0           0           0         0         19,119
Affiliate Bank         1991      77,630       12,370           0           0           0         0         12,222

(1) "Other Annual Compensation" includes payments in 1991 to cover the estimated tax liability with respect to a 1991 stock bonus.

(2) "All Other Compensation" includes the following: (i) contributions to the Bank's ESOP Plan on behalf of each of the named executives as follows: For Mr. George, 1993 - $3,103, 1992 - $2,868, 1991 - $2,441; for Mr. Limbert,
     1993 - $2,478, 1992 - $2,302, 1991 - $1,990; for Mr. Yaeger, 1993 - $2,478,
     1992 - $2,302, 1991 - $1,990; (ii) Non-cash bonus in the form of stock as follows: For 1991, Mr. George received 800 shares with a cash value of $12,600; Mr. Limbert received 600 shares with a cash value of $9,450; Mr. Yaeger received 600 shares with a cash value of $9,450, (The number of shares for the 1991 stock bonus have been adjusted because of a two for one stock split in April, 1993), and (iii) Non-cash deferred compensation as follows: For Mr. Bradfield, 1993 - $19,119, 1992 - $19,119, and 1991
     - $12,222.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
      AMONG WESBANCO, INC., NASDAQ STOCK MARKET (U.S.), AND NASDAQ BANKS**




                                 1988            1989            1990           1991           1992            1993
WesBanco, Inc.                $100.000        $109.796        $109.905       $127.018       $184.591        $250.715
NASDAQ Stock Market            100.000         121.244         102.958        165.206        192.104         219.214
NASDAQ Bank                    100.000         111.154          81.400        133.571        194.187         221.319




Assumes $100 Invested on January 1, 1989       * Total Return Assumes Reinvestment of Dividends
In WesBanco, Inc., Nasdaq Stock Market,
and Nasdaq Banks.                              ** Fiscal Year Ending December 31

                             PENSION PLAN BENEFITS
            ESTIMATED ANNUAL BENEFITS UPON RETIREMENT TO PERSONS IN
          SPECIFIED REMUNERATION AND YEARS-OF-SERVICE CLASSIFICATIONS

                                   YEARS OF SERVICE
                  --------------------------------------------------
 REMUNERATION       15         20         25         30         35
- --------------    ------     ------     ------     ------     ------
    85,000        21,782     29,042     36,303     43,567     50,000
    95,000        24,392     32,522     40,653     48,784     50,000
   105,000        27,002     36,002     45,003     50,000     50,000
   120,000        30,917     41,222     50,000     50,000     50,000
   130,000        33,527     44,702     50,000     50,000     50,000
   140,000        36,137     48,182     50,000     50,000     50,000
   150,000        38,747     50,000     50,000     50,000     50,000
   175,000        45,272     50,000     50,000     50,000     50,000
   200,000        50,000     50,000     50,000     50,000     50,000
   225,000        50,000     50,000     50,000     50,000     50,000

  A Participant's compensation covered by the Bank's pension plan is the salary reported on the Form W-2 plus Section 125 contributions made by the employee (as reported in the Summary Compensation Table), for the 60 consecutive months out of the last 120 consecutive months of the Participant's career for which such average is the highest, or in the case of the Participant who has been employed for less than 60 months, the period of his employment with the Bank. Average compensation for named executives as of the end of the last calendar year is:
Mr. George: $137,374; Mr. Limbert: $107,756; Mr. Yaeger: $107,613; Mr.
Bradfield: $91,471. The estimated years of service for each named executive are as follows: Mr. George: 10.583; Mr. Limbert: 16.666; Mr. Yaeger: 21.333; and Mr.
Bradfield: 37.250. Benefits shown are computed as a straight life annuity beginning at age 65.

  Mr. Schulte is covered by a separate plan, which was in effect at the time of the merger, average compensation for the last three years was $184,165. The years of service for Mr. Schulte are 25. The pension benefit at age 65, assuming current pay levels and Section 415 limits, is $115,641 per year.

                      DESCRIPTION OF EMPLOYMENT CONTRACTS

  The Corporation provides certain executive officers, including the executive officers named in the Summary Compensation Table, with written Employment Contracts at their respective base annual salaries. These contracts are all substantially the same and are structured on a revolving three year term which is annually renewable. The contracts provide for discharge for cause, and terminate in the event of the death of the employee. If terminated by reason of the death of the employee, or without cause, the employee or his designated beneficiary is entitled to a severance payment equal to six months of the employee's base salary. There are no golden parachute type provisions contained in the contracts.

  Patrick L. Schulte is covered by a separate employment contract which is also structured on a revolving three year term which commenced on February 28, 1994. The contract provides for a salary at an amount not less than the salary in effect for Mr. Schulte as of February 28, 1994. The employment contract also provides that in the event Mr. Schulte retires prior to age 65, but after age 62, he shall be entitled to one year's current salary in a lump sum or installments. The contract contains a termination for cause provision and a termination on death clause. In the event of the death of Mr. Schulte during the term of the contract, Mr. Schulte's spouse would receive an amount equal to six months of his base salary at his then current base rate.

                           DESCRIPTION OF BONUS PLAN

  Annually, the Executive Committee of the Corporation makes a determination as to the amount and allocation among the executive officers of the Corporation of a bonus payable to such officers. The amount and participants vary each year based on an assessment of profitability and merit as determined by the Committee. A total of $202,000 in cash was allocated and paid for such bonuses for the year 1993.

                         COMPENSATION COMMITTEE REPORT

  Members of the Compensation Committee consist of the non-salaried members of the Executive Committee and include Messrs. Gardill, Criss, Thomas, Witschey, Hobbs, Strauss and Bachmann.

  Generally, compensation policies are determined by the annual budget process in which overall salary adjustment ranges are established based upon a projected annual budgeted amount for salaries. The actual increases are then allocated based on administration of the company's salary administration program, a Hay type system, and individual performance evaluations, which are done each year on all employees, including executive officers. Salary increases are also adjusted for merit increases and changes in duties and responsibilities where warranted. The Committee also considered that executive salaries for the Corporation's executives are somewhat lower than industry peer group averages and have been moving closer to industry standards, subject to corporate performance.

  Company performance is considered in establishing the annual budget for salary increases, which is the initial part of the process. Projected annual income growth and savings through consolidation are considered in establishing the overall salary increase range. Also, Company performance factors, including net income, return on assets and return on equity, are considered in setting annual bonuses. The bonuses are determined on a subjective basis.

  Considerations affecting Mr. George's salary and bonus for 1993 included his elevation to the position of President and CEO effective January 1, 1993, the positive performance of the company for 1993 in terms of return on assets and return on equity, and his annual evaluation, which was very positive. Also the Committee considered the recent acquisition of additional banks, the attendant additional work load assumed, the salary structure in place in such additional banks, and the salary structure of peer group banks.

                     COMPENSATION COMMITTEE INTERLOCKS AND
                INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  Roland L. Hobbs, a member of the Compensation Committee, formerly served as Chairman and President of Wesbanco until June 1, 1990. He continues to serve as a member of the Board and Executive Committee of the Corporation.

  James C. Gardill, also a member of the Compensation Committee, serves as Chairman of the Board of the Corporation, which is a non-salaried position, though Mr. Gardill is included in annual bonus considerations of the Compensation Committee. Mr. Gardill does not participate in the Committee's discussion of such bonus. Mr. Gardill also is a partner in the law firm Phillips, Gardill, Kaiser, Boos & Altmeyer, and acts as general counsel for the Corporation. During the year 1993 fees aggregating $240,859.00 were paid to the firm of Phillips, Gardill, Kaiser, Boos & Altmeyer for legal services rendered to the Corporation and its banking affiliates.

                               WESBANCO ESOP PLAN

  The Wesbanco Employee Stock Ownership Plan (the "ESOP") is a qualified non-contributory employee stock ownership plan. It was adopted by the Corporation on December 31, 1986, and is designed to serve as a vehicle for the acquisition of stock ownership interests in the Corporation by eligible employees of the Corporation and its subsidiary companies. All employees of Wesbanco, together with all employees of the subsidiary companies which adopt the Plan, are eligible to participate in the ESOP upon completion of a year's service. All affiliate banks, except Bridgeport Bank, First Bank Shinnston, Central National Bank and First National Bank in Fairmont, are participants in the Plan. It is anticipated that these affiliates will also become participants in the Plan. The ESOP is administered by a Committee appointed by the Board of Directors of the Corporation.

  No contributions are made to the ESOP by the employees. All contributions are made by the Corporation, and the amount thereof is determined annually by the Board of Directors of the Corporation. The Trustee of the ESOP Trust is authorized to borrow funds upon terms and conditions not inconsistent with
Section 4975 of the Internal Revenue Code and the regulations thereunder, for the purpose of purchasing stock of the Corporation, from the Corporation or any shareholder. In the event that such a loan is obtained, the employer contributions must be made in an amount sufficient to amortize the loan. Otherwise, employer contributions may be paid in the form of cash or shares.

  At the present time, the Trust holds 85,911 shares of Wesbanco common stock. The ESOP Trustee borrowed $559,725.00 from an unaffiliated financial institution on October 2, 1992, to be amortized over a five year period at an interest rate equal to the lender's base rate. Wesbanco is required to make annual payments to principal equal to 20% of the January 1st balance each year. The proceeds of that loan were used to purchase 28,800 shares of employer's securities at $21.751. per share in block transactions on October 2, 1992. An additional $422,000.00 was borrowed on March 29, 1993, to purchase 16,000 shares of Wesbanco Common Stock at $26.381. per share. The outstanding balance of this loan as of December 31, 1993, was $756,725,000. The ESOP Trust pledged the shares of employer's securities purchased with the proceeds of the loan as security for the loan. Wesbanco guaranteed the loan issuing a contribution commitment letter. As such securities are allocated to the accounts of participating employees, and the loan balance paid down, they will be released by the secured party.

  Employer securities purchased with the proceeds of the loan are placed in a suspense account and released, prorata, from such suspense account under a formula which considers the amount of principal and interest paid for a given period over the amount of principal and interest anticipated to be paid for that period and all future periods. Shares released from the suspense account, employer contributions, if any, and forfeitures are each allocated, prorata, subject to limits imposed by the Code, to the accounts of individual participants under a format which considers the amount of the participant's compensation over the aggregate compensation of all participants.

  Participants become vested in their accounts upon retirement, death or disability or upon completion of five years of service from and after December 31, 1986, or, with respect to affiliate banks, five years from the date of acquisition. Distributions upon retirement, death or disability are normally made in the form of substantially equal annual installments over a period of 10 years commencing as soon as practicable after such retirement, death or disability. Distributions upon other separation from service are normally made in the form of installments commencing upon the earlier of the date the former employee attains age 65, his or her death or after a one year break in service. With the consent of the Committee, distributions may be made in the form of a lump sum. Participants may demand distributions in the form of whole shares of employer securities. If demand is not timely made, however, distributions may be made in cash.

  The assets of the ESOP Trust will be invested and accounted for primarily in shares of employer securities. However, from time to time, the ESOP Trustee may hold assets in other forms, either (i) as required for the proper administration of the ESOP or (ii) as directed by participants as set forth in Section 401(a)(28) of the Code.

  During the year 1993, Wesbanco contributed a total of $245,200.00 to the ESOP on behalf of its employees.

- ---------------

1. The price of shares was adjusted for the two for one stock split on April 22, 1993.

  The following table sets forth, with respect to those persons named in the Compensation Table, and for all executive officers as a group, the number of shares of the Corporation's common stock allocated to such individuals during 1993:

                        1992 ESOP STATEMENT INFORMATION*

                                                                       VALUE OF
                      NAME                 SHARES ALLOCATED        ALLOCATED SHARES
        --------------------------------   -----------------       -----------------
        Edward M. George                           140                $  3,102.51
        Paul M. Limbert                            112                   2,477.97
        Dennis P. Yaeger                           112                   2,477.97
        Patrick L. Schulte                        None                       None
        Charles J. Bradfield                      None                       None
        Officers of the Corporation
        (16 persons) as a group                  1,087                $ 24,087.92

*Latest Date for allocations completed.

                       MEETINGS OF BOARD OF DIRECTORS AND
                     COMMITTEES AND COMPENSATION OF MEMBERS

  The Board of Directors of the Corporation meets bimonthly, and the Executive Committee of the Corporation meets monthly. Fees paid for attendance at Board meetings and meetings of the Executive Committee are $300.00 and $250.00, respectively. Beginning April 1, 1993, the Directors receive an annual fee of $2,000.00 payable quarterly at the rate of $500 per quarter. During 1993, the Board of Directors of the Corporation held six meetings. Directors of the Corporation are paid a fee of $150.00 for attendance at meetings of special committees of the Corporation. Fees in the total amount of $71,350.00 were paid to Directors for attendance at meetings of the Board of Directors of the Corporation and at meetings of all Committees of the Corporation during the year 1993. In addition, fees in the aggregate amount of $21,350.00 were credited to the accounts of those Directors who have elected to participate in the Directors Deferred Compensation Plan of the Corporation, pursuant to which payment of fees for attendance at meetings of the Board of Directors and committees established by the Board may be deferred until following the termination of Board membership.

  The Corporation does have a standing Compensation Committee. The members of the Corporation's Compensation Committee include James C. Gardill, Roland L. Hobbs, Gilbert S. Bachmann, Carter W. Strauss, Thomas L. Thomas, Christopher V. Criss and William E. Witschey. The Corporation does have a standing Nominating Committee. Members of the Corporation's Nominating Committee are Roland L. Hobbs, James C. Gardill, Thomas L. Thomas and Eric Nelson.

  The Corporation does have an Audit Committee the members of which in 1993 were Carter W. Strauss, Chairman, Ray A. Byrd, D. Duane Cummins, James D. Entress and Thomas M. Hazlett. The principal functions of the Audit Committee are to confer with the independent accountant and the Internal Auditor of the Corporation and the affiliate banks, and to review and assess the interim and year-end audit reports and the reports of the examinations made by the Federal and State Bank Examiners and other regulatory authorities. The Committee had five meetings during 1993. All meetings were attended by representatives of Price Waterhouse, the independent accountant, and all of the meetings were attended by the Internal Auditor, for the Corporation and its affiliate banks. These meetings were devoted, for the most part, to reviewing and discussing the reports and recommendations of Price Waterhouse concerning the interim and year-end audits, and the reports of the Internal Auditor concerning the results of the examinations and the accounting controls and procedures followed by the Internal Audit Department. Various other matters pertaining to the business and operations of the Corporation received attention by the Committee throughout the year, including the scope of the audits, review of nonperforming credits, consideration of financial statements, internal control procedures, loan policies and loan loss reserves.

               STOCKHOLDERS INTENDING TO NOMINATE CANDIDATES FOR
         ELECTION TO BOARD OF DIRECTORS MUST GIVE NOTICE TO CORPORATION

  Under Section 2 of Article III of the bylaws of the Corporation, any stockholder who intends to nominate, or cause to have nominated, a candidate for election to the Board of Directors (other than any candidate proposed by the Board of Directors) shall so notify the Secretary of the Corporation in writing not less than thirty (30) days prior to the date of any meeting of the stockholders at which Directors are to be elected, or five (5) days after the giving of notice of such meeting, whichever is later. Only candidates nominated in accordance with this section, other than candidates nominated by the Board of Directors, shall be eligible for election to the Board of Directors.

                   PROPOSALS OF STOCKHOLDERS FOR PRESENTATION
                    AT NEXT YEAR'S ANNUAL MEETING TO BE HELD
                                 APRIL 19, 1995

  Proposals which stockholders intend to present at next year's annual meeting, to be held on Wednesday, April 19, 1995, will be eligible for inclusion in the Corporation's proxy material for that meeting if they are submitted to the Corporation in writing not later than December 21, 1994. A proponent may submit only one proposal. At the time of the submission of a proposal, a stockholder also may submit a written statement in support thereof for inclusion in the proxy statement for the meeting, if requested by the proponent; provided, however, that a proposal and its supporting statement in the aggregate shall not exceed 500 words.

                          PROPOSED AMENDMENT TO BYLAWS
                   INCREASE IN AUTHORIZED NUMBER OF DIRECTORS

  Article VII of the Articles of Incorporation for Wesbanco requires that the Directors of the corporation be divided into three classes with each class to be elected for a three year term. This provision has been codified in the Bylaws of the corporation in Section 2 of Article III of the Bylaws which requires that the Board of Directors shall be divided into three classes, as nearly equal in number as the total number of directors to be elected at each annual meeting.
Section 1 of Article III of the Bylaws presently provides that the total number of directors shall consist of not less than 15 nor more than 27 members, as the Board of Directors, by resolution duly adopted, shall determine.

  These provisions of the Articles of Incorporation and Bylaws are governed by two super majority provisions, namely, Article VIII of the Articles of Incorporation and Article X of the Bylaws. Each of these sections requires that, in order for the above recited provisions to be amended, the affirmative vote of the holders of not less than 75% of the outstanding shares of the voting stock of the corporation are required to effect amendments.

  In conjunction with the recent acquisition of First Fidelity Bancorp, Inc., the provision limiting the number of directors of the corporation was increased from 26 to 27 by amendment duly adopted by the shareholders at the special meeting of shareholders held on February 16, 1994. It is anticipated by the directors of the corporation that one or more additional acquisitions could be considered which would create the necessity for additional representation on the Board of Directors of Wesbanco. In order to facilitate such additional acquisitions and to provide room, within the framework of the Bylaws for additional directors until the age limitation provisions of the Bylaws begin to provide some attrition in the number of directors, the Board of Directors has recommended to the shareholders an amendment in Section 1 of Article III of the Bylaws which would increase the authorized number of directors to 35. The current provision provides for the number of directors to be not less than 15 nor more than 27 members. As amended, the Bylaws would provide for a number of directors of not less than 15 nor more than 35 members to be determined each year by resolution of the Board of Directors. All other provisions of both the Articles of Incorporation and Bylaws, including the super majority provision and classification of directors, would remain the same.

                             INDEPENDENT ACCOUNTANT

  The Board of Directors has retained Price Waterhouse to serve as the Corporation's independent accountant for the current year. Price Waterhouse also served as such accountant for the Corporation and all affiliates for the year 1993. The services rendered by Price Waterhouse during the year 1993 consisted of auditing and tax services primarily, and involved the Corporation's acquisition program as well as the examination of the financial statements and reports of the Corporation and its subsidiary banks. It is expected that a representative of the accounting firm will be present at the stockholders meeting. Such representative will have the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions from the stockholders who are present.

                    MATTERS TO BE CONSIDERED AT THE MEETING

  The management has no knowledge of any matters, other than those referred to above, which will be presented for consideration and action at the meeting. As set forth in the Notice of the meeting, however, the stockholders will have the right to consider and act upon such other matters as properly may come before the meeting, and the enclosed form of proxy confers, upon the holders thereof, discretionary authority to vote with respect to such matters. Accordingly, if any such matters are presented, the holders of the proxies will vote the shares of stock represented thereby in accordance with their best judgment.

  By order of the Board of Directors.

                                                                JAMES C. GARDILL
                                                           CHAIRMAN OF THE BOARD

WHEELING, WEST VIRGINIA
MARCH 28, 1994

                                 WESBANCO, INC.
                         WHEELING, WEST VIRGINIA 26003
                                     PROXY
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 20, 1994
          ------------------------------------------------------------

  The undersigned hereby constitutes and appoints Carter W. Strauss, Thomas L. Thomas and John A. Welty, or any one of them, attorneys and proxies, with full power of substitution, to represent the undersigned at the annual meeting of the stockholders of Wesbanco, Inc., to be held at Wilson Lodge, Oglebay Park, Wheeling, West Virginia, 26003, on Wednesday, April 20, 1994, at 4:00 p.m., and at any adjournment or adjournments thereof, with full powers then possessed by the undersigned, and to vote, at that meeting, or any adjournment or adjournments thereof, all shares of stock which the undersigned would be entitled to vote if personally present, as follows:

  (1) For the election to the Board of Directors, except as otherwise specified below, of the following nominees, or any one or more of them:

          A. For a term of three years expiring at the annual stockholders meeting in 1997:

                 Frank K. Abruzzino            Earl C. Atkins
                 Michael M. Boich              Ray A. Byrd
                 James D. Entress              Edward M. George
                 Carter W. Strauss             Thomas L. Thomas
                 William E. Witschey

          B. For a term of two years expiring at the annual stockholders meeting in 1996:

                 Robert H. Martin              Patrick L. Schulte

with full authority to cumulate the votes represented by such shares and to distribute the same among the nominees in such manner and number as said attorneys and proxies, in their discretion, may determine.

  (2) Proposed amendment to the Bylaws of the Corporation, as set forth in the Proxy Statement, for the purpose of increasing the number of members to serve on the Board of Directors of the Corporation to 35.

    FOR / /                     AGAINST / /                     ABSTAIN / /

  (3) In accordance with the judgment of the said attorneys and proxies upon such other matters as may be presented for consideration and action.

                                                                          (SEAL)

                                                                          (SEAL)
April   , 1994.

(Please sign exactly as your name(s) appears hereon. When signing as Attorney, Executor, Administrator, Trustee, Guardian, etc., give full title as such. If you are signing for someone else, you must send documentation with this Proxy, certifying your authority to sign. If stock is jointly owned, each joint owner should sign.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION. AUTHORITY TO VOTE FOR THE ELECTION OF ANY OF THE NOMINEES LISTED ABOVE MAY BE WITHHELD BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF SUCH NOMINEE.